EXHIBIT 5.1

Boston    Bruxelles    Chicago    Dallas    Düsseldorf     Francfort    Houston    Londres    Los Angeles    Miami

Milan    Munich    New York    Orange County    Paris    Rome    Séoul    Silicon Valley    Washington, D.C.

Alliance stratégique avec MWE China Law Offices (Shanghai)

DBV Technologies S.A.

Green Square – Bâtiment D

80/84, rue des Meuniers

92220 Bagneux

France

Paris, July 14, 2015

Re: Registration Statement on Form F-1 relating to the Public Offering of up to 690,000 Ordinary Shares of DBV Technologies S.A. in the Form of American Depositary Shares

Ladies and Gentlemen:

We have acted as special French counsel for DBV Technologies S.A. (the “Company”), a French société anonyme, in connection with the filing by the Company with the United States Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-1(the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to an underwritten public offering by the Company of up to 600,000 additional ordinary shares, nominal value €0.10 per share (the “Ordinary Shares”) in the form of American Depositary Shares, including up to 90,000 additional Ordinary Shares that may be issued and sold pursuant to an option granted by the Company to cover over-allotments, with each Ordinary Share represented by two American Depositary Shares, pursuant to the terms and conditions of a master underwriting agreement proposed to be entered into by and among the Company and each of the underwriters to be named in Schedule 1 thereto (the “Underwriting Agreement”).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company, and such instruments and certificates of officers and other representatives of the Company and public officials, as we have deemed necessary as the basis for such opinion, and have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or reproduced copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Ordinary Shares, when issued and delivered by the board of directors of the Company in accordance with the resolutions of the Company’s shareholders adopted at the meeting of June 23, 2015 pursuant to the Underwriting Agreement against full payment of their subscription price as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

McDermott Will & Emery est constituée à Paris sous la forme d’une Association d’Avocats à Responsabilité Professionnelle Individuelle.

Les associés de McDermott Will & Emery AARPI sont constitués sous la forme de sociétés d’exercice libéral à responsabilité limitée.

23 rue de l’Université    75007 Paris    T. +33 1 81 69 15 00    F. +33 1 81 69 15 15    Palais P62    www.mwe.com

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McDermott Will & Emery AARPI

McDermott Will & Emery est constituée à Paris sous la forme d’une Association d’Avocats à Responsabilité Professionnelle Individuelle.

Les associés de McDermott Will & Emery AARPI sont constitués sous la forme de sociétés d’exercice libéral à responsabilité limitée.

23 rue de l’Université    75007 Paris    T. +33 1 81 69 15 00    F. +33 1 81 69 15 15    Palais P62    www.mwe.com